Exhibit 99.1

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EXHIBIT A TO BE FILED UNDER SEAL Case 1:15-cv-00218 Document 1-1 Filed 05/27/15 Page 1 of 1 PageID #: 71

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EXHIBIT F TO BE FILED UNDER SEAL Case 1:15-cv-00218 Document 1-6 Filed 05/27/15 Page 1 of 1 PageID #: 76

EXHIBIT G Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 1 of 15 PageID #: 77

January 13, 2014 Private and Confidential Kenneth Price 2226 Noyac Road Sag Harbor, New York 11963 Dear Kenneth: Further to recent discussions in respect of your employment with Summer Infant (USA), Inc. -time position as President of Global Sales and Marketing commencing on January 13, 2014. This offer is being extended in consideration of the mutual covenants and agreements contained in this letter ("Letter"), which sets forth our mutual understanding and agreement regarding your employment with Summer pursuant to the following terms and conditions. All offers of employment are conditional, subject to satisfactory results of background investigation, reference checks, pre-employment alcohol and drug tests, and production of documents sufficient to demonstrate identity and authorization to work. Position and Responsibilities: Your employment with Summer will commence on January 13, 2014. Your responsibilities will include, but are not limited to, President of Global Sales and Marketing for Summer and in such capacity you shall generally oversee the sales and marketing of Summer's product lines, managing Summer's sales and marketing staff, assisting Summer in the preparation of sales projections and operating budgets, and such other duties and responsibilities as may from time to time be assigned to you by the President and CEO of Summer, commensurate with your title and position described in this sentence. During your employment you shall report directly to the President and CEO of Summer. The duties and services to be performed by you are collectively referred to herein as the You agree that you shall at all times conscientiously perform all of the duties and obligations assigned to you to the best of your ability and experience and in compliance with law. You shall perform your duties mainly out of an office located in your New York home, provided, that, your duties shall include reasonable periodic travel to Summer's headquarters located in Woonsocket, Rhode Island (expected to be a minimum of 5 days per month), and shall include reasonable travel in the United States and abroad, including attendance at various trade shows, as is reasonably necessary and appropriate to the performance of your duties and responsibilities. Summer will reimburse you for your train and/or air travel expenses incurred in traveling to Summer's headquarters. In addition, Summer will arrange and pay for reasonable accommodations for you in Rhode Island if required. Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 2 of 15 PageID #: 78

You agree to use your best efforts to promote the interests of Summer and to devote your full business time and energies to the business and affairs of Summer and the performance of your Services. You represent and warrant to Summer that your execution of this Letter and the performance of your Services to Summer shall not violate any obligations you may have to any former employer, person or entity, including, without limitation, any restrictive obligations that would prevent you from the performance of your Services to Summer or any obligation with respect to proprietary or confidential information of any other person or entity. Compensation: You will receive a bi-weekly (every two weeks) base salary of $ 13,461.54 (annualized equivalent of $350,000), subject to applicable withholding and other lawful deductions. (Short Term Incentive) bonus program with a target equal to 50% of your base salary compensation. This plan provides the opportunity to earn a bonus up to 100% of your base salary (double your targeted bonus) based on Summer and personal performance. For calendar year 2014 only, provided that you are employed by Summer on the last calendar day of 2014, you will receive a minimum STI bonus for Plan Year 2014 of $50,000.00, subject to applicable withholding and other lawful deductions, payable on or before April 15, 2015. You will also be eligible to participat -term incentive plan, and, ! ! ! ! " of Directors of Summer Infant, Inc. ("Parent") will be granted 75,000 stock options, plus 25,000 shares of restricted stock in accordance with the Parent's 2012 Incentive Compensation Plan. We have agreed that this restricted stock will vest 100% on the first anniversary from date of grant (commencement date of employment) , and the stock options will vest in 3 equal annual installments over a three year period, with the first one-third vesting on the first anniversary from date of grant (commencement date of employment). # $ annual equity grant program will be determined annually in line with the 2012 Incentive ! % % " & ' ()*+ will receive a grant of no less than 37,500 stock options and no less than 12,500 shares of restricted stock if Summer attains a minimum pre-bonus EBITDA threshold of $16 million for fiscal year 2014 performance targets, subject to (i) the approval of the Compensation Committee, the availability of a sufficient number of shares under the 2012 Incentive Compensation Plan at the time of the grant, and % Board of Directors determines that the performance targets for the 2014 fiscal year have been met. Such equity awards will be granted at a time and in a manner consistent with the overall annual equity grant process for all Summer employees, and EBITDA will be calculated in the same manner as for all annual grants for the 2014 performance year. You understand that awards based on fiscal year 2014 performance will not be eligible for accelerated vesting under the CC Agreement (as hereinafter defined) until such awards have been granted in accordance with the 2012 Incentive Compensation Plan. Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 3 of 15 PageID #: 79

Performance Review and Benefits: You will be eligible for a performance and salary review in February 2015. We have agreed that if Summer attains a minimum pre-bonus EBITDA threshold of $16 million in 2014 (determined in the same manner as the annual equity awards noted above), you will receive a 2015 merit increase to your base salary of not less than 5%. , # $ Medical benefits, Dental benefits, Vision Care, (available the first of the month following your date of hire), a 401K plan and match program (after 90 days), Long-Term Disability (after 90 days), a Flexible Spending Account, a Tuition Reimbursement Program (if eligible), generous Product Discounts and 20 days of Paid Time Off per year, accrued at a rate of 6.15 hours bi-weekly (PTO includes vacation, sick and personal time). Summer will also provide you with a monthly automobile allowance of $750.00 per month, payable via payroll on the last pay date of each month. Governing Law/AtWill Employment: Your employment with Summer shall be governed by and interpreted in accordance with the laws of the State of Rhode Island. By execution and delivery of this Letter, you irrevocably submit to and accept the exclusive jurisdiction of the courts in the State of Rhode Island and waive any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts. While it is Summer's desire to have a long term employment relationship with you, your employment relationship at any time, with or without cause. This status may only be altered by written agreement, which is specific as to all material terms and is signed by an authorized officer of Summer. The terms of this employment letter do not, and are not, intended to create either an express and/or implied contract of employment with Summer for a definitive term. Notwithstanding the foregoing, in the event that your employment is terminated by Summer without cause or in the event that you terminate your employment with Summer for Good Reason (as hereinafter defined), then you shall be entitled to receive your base salary, then in effect, for a period of twelve months following the termination of your employment payable in accordance with Summer's customary payroll periods and practices and shall be less applicable taxes and withholdings (the "Severance Consideration"). You shall not be entitled to receive the Severance Consideration in the event that: (i) you voluntarily leave your employment for whatever the reason other than for Good Reason, (ii) your employment is terminated for Cause (as hereinafter defined), or (iii) as the result of your death or Disability (as hereinafter defined). You acknowledge and agree that Summer's obligation to pay to you the Severance Consideration shall be conditioned upon you executing a General Release and Termination Agreement in favor of Summer. Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 4 of 15 PageID #: 80

"Cause" means the occurrence of one or more of the following: (i) your willful and continued failure to substantially perform your Services for Summer, which failure continues for a period of at least thirty (30) days after written demand for substantial performance has been delivered by Summer to you which specifically identifies the manner in which you have failed to substantially perform your Services; (ii) your willful conduct which constitutes misconduct and is materially and demonstrably injurious to Summer, as determined in good faith by a vote of at least two-thirds of the non-Executive directors of the Board at a meeting of the Board at which you are provided an opportunity to be heard; (iii) your being convicted of, or pleading nolo contendere to a felony; or (iv) your being convicted of, or pleading nolo contendere to a misdemeanor based in dishonesty or fraud. Disability ur incapacity due to physical or mental illness, and such inability, at least four (4) weeks after its commencement, is determined to be total and permanent by a physical selected by Summer or its insurers and acceptable to you or your legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be affected after at least -) event that you resume the performance of substantially all of the Services hereunder before the termination of your employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked. Good Reason means (i) the material diminution in your authority, duties or responsibilities; (ii) if Summer requires your relocation to a location more than thirty (30) miles from your current home office location as of the commencement date of your employment with Summer; (iii) a material diminution in your annual base salary as in effect immediately prior to such diminution, other than in connection with a general diminution in Summer's compensation levels and in amounts commensurate with the percentage diminutions of other Summer employees of comparable seniority and responsibility; or (iv) if applicable, any other action or inaction which constitutes a material breach by Summer of an agreement with you pursuant to which you provide services to Summer. No violation described in clauses (i) through (iv) above shall constitute Good Reason unless you have given written notice to Summer specifying the applicable clause and related facts giving rise to such violation within ninety (90) days after the occurrence of such violation and Summer has not remedied such violation to your reasonable satisfaction within thirty (30) days of its receipt of such notice. In addition, you will be entitled to protection against a change of control of Summer pursuant to the terms of a Change of Control Agreement in the form attached hereto as Exhibit 1 !! Agreement"). The CC Agreement provides you, upon the occurrence of an event constituting a Change of Control, with certain Severance Benefits (as defined in the CC Agreement). In consideration of the Severance Benefits, you will be required to abide by the restrictive covenants contained in the CC Agreement. As a condition to your employment you will be required to execute and deliver the CC Agreement to Summer on the commencement date of your employment. Employment Documentation: Your employment with Summer is contingent upon your submission of satisfactory proof of your identity and legal authorization to work in the United States as well as completion of all Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 5 of 15 PageID #: 81

employment related forms required by Summer. If you fail to provide satisfactory documentation, federal law prohibits Summer from hiring you. Expense Reimbursement: Summer will pay and/or reimburse you for all expenses reasonably and necessarily incurred by you in the performance of your services while employed by Summer, including reasonable and customary travel related expenses consistent with Summer's corporate travel policy. Pursuant to Summer's corporate travel policy, you may travel business class for air travel having a duration of 5 or more hours of flight time. Such payment/reimbursement shall be made upon presentation of such receipts or other documentation, as Summer customarily requires prior to making such payment or reimbursement. Employment Manual: During your employment wit $ .# communicated to you in writing. Restrictive Covenants: Please be advised that by accepting this offer of employment and in consideration of your employment with Summer, the grant of stock options and restrictive stock in accordance with the terms hereof, and the Severance Consideration, you are agreeing to be bound by and adhere to the terms and conditions set forth in Appendix A, attached hereto and incorporated herein, which terms and conditions form a material condition to Summer in extending this Letter to you. Code Section 409A: If any provision of this Letter (or of any payment of compensation, including benefits) would cause you to incur any additional tax or interest under Internal Revenue Code of 1986, as amended ("Code"), Section 409A or any regulations or Treasury guidance promulgated thereunder, Summer shall, after consulting with you, reform such provision to comply with Code Section 409A; provided that Summer agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409A and to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding any provision to the contrary in this Letter, if you are deemed on the date of specified employee ! Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)- separation from service defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death (the Deferral Period / # & % pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 6 of 15 PageID #: 82

any remaining payments and benefits due under this Letter shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefor were paid by you, you shall pay the full cost of premiums for such welfare benefits during the Deferral Period and Summer shall pay (or cause to be paid) to you an amount equal to the amount of such premiums paid by you during the Deferral Period promptly after its conclusion. Any reimbursements by Summer to you of any eligible expenses under this Letter that are not # ' # Taxable Reimbursements shall be made by no later than the earlier of the date on which they would be paid under Summer's normal policies and the last day of your taxable year following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. Payment of any Taxable Reimbursements under this Letter must be made by no later than the end of your taxable year following the taxable year in which you remit the related taxes. Legal Expenses: Summer has agreed to make a contribution, not to exceed $5,000.00, towards your legal expenses in reviewing this Letter, Appendix A and Exhibit 1. Payment will be made to your legal counsel following completion and execution of this Letter, Appendix A and Exhibit 1, within 30 days of production to Summer of an appropriate fee breakdown and invoice. SEC Compliance: ' .# ! .! # $ 16 of the Securities Exchange Act of 1934. You understand and agree that you will keep the terms and conditions of your employment confidential until such time as your employment is publicly disclosed by Parent as required by applicable SEC rules and regulations. Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 7 of 15 PageID #: 83

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APPENDIX A Non-Competition, Non-Disclosure and Developments Agreement This Non-Competition, Non-Disclosure and Developments Agreement ("Agreement") is entered in this 13th day of January, 2014 ("Effective Date") by Kenneth Price ("Executive") for the benefit of Summer (as hereinafter defined) in consideration of: (i) the Executive's employment with Summer Infant (USA), Inc. ("Summer"), (ii) the grant of the stock options and restricted stock, and (iii) the Severance Consideration all on the terms and conditions set forth in the Letter to which this Agreement is attached. The Executive covenants and agrees as follows: Whenever used herein, the word "Summer shall include the parent company, Summer Infant, Inc., and the subsidiary and affiliated companies, Summer Infant Canada, Limited, Summer Infant Europe Ltd., Summer Infant Asia Limited, Summer Infant Australia Pty Ltd and Born Free, Inc. (collectively "Summer"). 1. Consideration for Agreement. Executive acknowledges that he is being hired by Summer as President / Global Sales and Marketing and in connection with his duties and responsibilities at Summer and in consideration of Executive's promises in this Agreement, Summer will provide Executive with access to certain Confidential Information and the opportunity to develop and maintain relationships and good will with Summer's customers, vendors, consultants and contractors. Accordingly in consideration of Executive's employment with Summer, the grant of the stock options and the shares of restricted stock and the Severance Benefits, all on the terms and conditions set forth in the Letter, the Executive hereby agrees with Summer to comply with the terms of this Agreement. 2. Definitions. In addition to the capitalized terms used in the Letter and as used and defined elsewhere in this Agreement, the following capitalized terms used in this Agreement shall, for purposes of this Agreement, have the meanings set forth below. Business Partner supplier, manufacturer, vendor or licensor (person or entity) with whom Summer, Parent or any of their respective Affiliates has a business relationship and with which Executive had business-related contact or dealings, or about which Executive received Co .# .# 0 " Partner does not include a supplier, manufacturer, vendor or licensor that has fully and finally decided to terminate its business relationship with Summer, Parent or any of their respective Affiliates independent of any conduct or communications by Executive or breach of this Agreement, and which has, in fact, ceased doing any business with Summer, Parent or any of their respective Affiliates. 1 Engaging in Competition Competitor of Summer (whether as an Executive, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than one Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 9 of 15 PageID #: 85

percent of a publicly traded company) that: (i) are the same or similar in function or purpose to the Services Executive provided to Summer during his employment by Summer, and/or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor. means any person, corporation or other entity that designs, manufactures, sells or distributes in one or more product categories that are sold by the Company, Parent or any of their respective Affiliates, including, without limitation, products in the monitoring, health and safety, nursery, baby gear, feeding and furniture product categories. Confidential Information Section 3(a) of this Agreement. Consulting Services ding consulting or advisory services with respect to any relationship between the Company, Parent or any of their respective Affiliates, on the one hand, and any third party, on the other hand, and that is likely to result in the use or disclosure of Confidential Information. Person means any natural person or entity with legal status. Restrictive Area ! " and any other country where Summer sells its products. Restricted Period means the one (1) year period of time after termination of the # $ 3. Restrictive Covenants The Executive acknowledges that in order to assure Summer that it will retain the value of its business relationships, it is reasonable that the Executive be limited in utilizing trade secrets and # % ! # suppliers and others having business relationships with Summer in any manner or for any purpose other than the advancement of the interests of Summer, as hereinafter provided. The Executive acknowledges that Summer would not enter into the Letter and provide the benefits provided for therein without the covenants and agreements of the Executive set forth in this Section 3 (a) Confidentiality. & # % ! # employment with Summer, it is expected that the Executive will have extensive contact with Persons with which Summer has, had or anticipates having business relationships (including current and anticipated customers and suppliers), and to have knowledge of and access to trade secrets and other proprietary and confidential information of Summer, including, without limitation, the following nonpublic information: trade secrets, proprietary formulations generated, developed or licensed by Summer, manufacturing processes, procedures and techniques, material costing, operating margins, details of customer agreements, new product development, expansion strategies, sources of supply, Executive compensation, and confidential information of third parties which is given to Summer pursuant to an obligation or agreement to keep such information confidential or any other information Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 10 of 15 PageID #: 86

relating to Summer that could reasonably be regarded as confidential or proprietary or which is not in ' # his section) ' Confidential Information ($ " ! # during the time Executive is employed by Summer or thereafter, use or purport to authorize any Person to use, reveal, report, publish, transfer or otherwise disclose to any Person, any Confidential Information without the prior written consent of Summer, except for disclosures by the Executive required by applicable law (but only to the extent Summer is given a reasonable opportunity to object to such disclosure and protect the Confidential Information) to responsible officers of Summer and other responsible Persons who are in a contractual or fiduciary relationship with Summer and who have a need for such information for purposes in the best interests of Summer. Without limiting the generality of the foregoing, the Executive shall not, directly or indirectly, disclose or otherwise make known to any Person any information as to Summer's employees and others providing services to the Company, including with respect to their abilities, compensation, benefits and other terms of employment or engagement. The Executive shall keep secret all such matters entrusted to Executive, and Executive shall not use or attempt to use any Confidential Information on behalf of any person or entity other than Summer, or in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to Summer. Further, Executive agrees that, during his employment, Executive shall not make, use, or permit to be used, any notes, memoranda, reports, lists, records, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of Summer or concerning any of its dealings or affairs other than for the benefit of Summer. Executive further agrees that he shall not, after the termination of his employment, use or permit to be used any such notes, memoranda, reports, lists, records, specifications, software programs, data, documentation or other materials. All of the foregoing shall be and remain the sole and exclusive # employment, Executive shall deliver all of the foregoing, and all copies thereof, to Summer at its main office. (b) Restriction on Competition. ) ! # and thereafter during the Restricted Period, the Executive shall not, directly or indirectly, whether alone or in association with others, engage in Competition or provide Consulting Services within the Restricted Area. (c) Non-Interference. During the # during the Restricted Period, the Executive shall not, interfere with Summer's relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to induce or encourage the Business Partner to stop doing business or reduce its business with Summer, unless a duly authorized officer of Summer gives Executive written authorization to do so. Executive also agrees that during the Non-Interference Period, he will not work on a Summer account on behalf of a Business Partner or serve as the representative of a Business Partner for Summer. During the Restrictive Period, Executive also will not interfere with Summer's relationship with any employee of Summer by: (i) soliciting or communicating with such employee to induce or encourage him or her to leave Summer's employ (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee as an employment candidate; or (iii) otherwise helping any person or entity hire an employee away from Summer unless a duly authorized officer of Summer gives Executive written authorization to do so. Where required by law, the foregoing restriction will only apply to employees with whom Executive Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 11 of 15 PageID #: 87

had material contact or about whom Executive received Confidential Information within the shorter # ! # ployment with Summer. (d) Non-disparagement. The Executive shall not at any time, either during the time Executive is employed by Summer or thereafter, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way Summer (including its directors and employees and others providing services to Summer), or any of its products or services, nor shall the Executive engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill of any of them, the reputation of any products or services of Summer or the marketing of such products or services, in each case except as may be required by law, and then only after consultation with Summer to the extent possible. (e) Assignment of Inventions. Executive agrees that he will promptly make full written disclosure to Summer, will hold in trust for the sole right and benefit of Summer, and hereby assigns to Summer, or its designee, all # ! inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, while in the course of his employment for Summer during the period of time Executive is in the employ of Summer and relating to the business of ' Inventions ($ # % ! ! works of authorship which are made by Executive (solely or jointly with others) within the scope of ! # ! % . Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by Executive solely or jointly with others is within Summer's sole discretion and for Summer's sole benefit and that no royalty will be due to Executive as a result of Summer's efforts to commercialize or market any such Invention. 4. Remedies. The Executive agrees that the restrictions set forth in Section 3, including the length of the Restricted Period, the geographic area covered and the scope of activities proscribed, are reasonable for the purposes of protecting the value of the business and goodwill of Summer and Parent. The Executive acknowledges that compliance with the restrictions set forth in Section 3 will not prevent Executive from earning a livelihood, and that in the event of a breach by the Executive of any of the provisions of Section 3, monetary damages would not provide an adequate remedy to Summer. Accordingly, the Executive agrees that, in addition to any other remedies available to Summer, Summer shall be entitled to seek injunctive and other equitable relief (without having to post bond or other security and without having to prove damages or the inadequacy of available remedies at law) to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Executive fo ! provisions. In addition to its other rights and remedies hereunder, Summer shall have the right to require the Executive to account for and pay over to it all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Executive from any breach of the covenants of Section 3, and may set off any such amounts due it from the Executive against any amounts otherwise due Executive from Summer. If the Executive breaches any covenant set forth in Section 3, the running of the Restricted Period as to such covenant only shall be tolled for so long as Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 12 of 15 PageID #: 88

such breach continues. It is the desire and intent of the parties that the provisions of Sections 3 and 4 be enforced in full; however, if any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement relating to the time period, scope of activities or geographic area of restrictions is invalid or unenforceable, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable with respect only to the jurisdiction in which such adjudication is made. If any other part of this Agreement is determined by such a court to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. 5. Cooperation. (a) In the event that Executive receives a subpoena, deposition notice, interview request, or other process or order to produce Confidential Information or any other property of Summer, Executive shall promptly: (a) notify Summer of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (b) furnish Summer with a copy of said subpoena, deposition notice, interview request, or other process or order; and (c) provide reasonable cooperation with respect to any procedure that Summer may initiate to protect Confidential Information or other interests. If Summer objects to the subpoena, deposition notice, interview request, process, or order, Executive shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, Executive shall be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order provided that Executive has fulfilled the above obligations. (b) Executive agrees to cooperate fully with Summer and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which Executive was directly or indirectly involved while serving as an Executive of Summer. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, Summer and its legal counsel, maintaining the confidentiality of any past or future privileged communications with Summer's legal counsel and making himself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of Summer. Summer agrees to reimburse Executive for any reasonable and necessary out-of- % # $ 6. Entire Agreement/No Reliance/No Modifications. This Agreement sets forth the entire agreement between the parties hereto and fully supersede any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. Executive agrees and acknowledges that he has not relied on any representations, promises or agreements of any kind in connection with his decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be made in writing and signed by Executive and Summer's head of Human Resources or his authorized representative. Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 13 of 15 PageID #: 89

7. No Waiver. Any waiver by Summer of a breach of any provision of this Agreement, or of any other similar agreement with any other current or former Executive of Summer, shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. 8. Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect. 9. Survival of Executive's Obligations. Executive's obligations under this Agreement shall survive the termination of his employment regardless of the manner of such termination and shall be binding upon Executive's heirs, personal representatives, executors, administrators and legal representatives. 10. . Executive acknowledges and agrees that Summer has the right to assign this Agreement to its successors and assigns without the need for further agreement or consent by Executive, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. 11. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Rhode Island. 12. Tolling. In the event Executive violates one of the time-limited restrictions in this Agreement, Executive agrees that the time period for such violated restriction shall be extended by one day for each day he/she have violated the restriction, up to a maximum extension equal to the length of the original period of the restricted covenant. Case 1:15-cv-00218 Document 1-7 Filed 05/27/15 Page 14 of 15 PageID #: 90

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EXHIBIT H Case 1:15-cv-00218 Document 1-8 Filed 05/27/15 Page 1 of 9 PageID #: 92

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EMPLOYMENT AGREEMENT

This Employment Agreement ("*Agreement*") is made and entered into as of January 16, 2014, by and between Summer Infant, Inc. (the "*Company*"), and Carol E. Bramson (the "*Executive*").

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Performance of Services. The Executive's employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chief Executive Officer and President during the Agreement Term (as defined below). In addition, the Executive shall serve as Chief Executive Officer, President and/or a director of the Company's subsidiaries during the Agreement Term.

(b) During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote her full business time, energies and talents to serving as its Chief Executive Officer.

(c) The Executive agrees that she shall perform her duties faithfully and efficiently subject to the directions of the Board of Directors of the Company (the "*Board*"). The Executive shall not, without her consent, be assigned tasks that would be inconsistent with those of Chief Executive Officer. The Executive shall report to the Board and shall have such authority, power, responsibilities and duties as are inherent in her position (and the undertakings applicable to her position) and necessary to carry out her responsibilities and the duties required of her under this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement ("outside activities"), including the supervision of her personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not materially inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company or any subsidiary. The parties acknowledge that the Executive is currently engaged in other business activities outside of the Company and agree that the Executive can continue those activities during the Agreement Term, provided such activities do not materially inhibit or prohibit the performance of the Executive's duties under this Agreement. It is understood and agreed by the parties that the Executive's continued participation in such activities shall not be a breach of this Agreement.

BOS 47336888v3

&3 -" % &' ( &' "# )' & ( ' $ * ! # % &' ( & & ' & ( ' ! ! ( '& & ( ! ""# ) ) $ ! & Case 1:15-cv-00218 Document 1-8 Filed 05/27/15 Page 2 of 9 PageID #: 93

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this Agreement, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(f) Indemnification and Insurance. The Company and the Executive, contemporaneously with the execution of this Agreement, shall execute an indemnification agreement. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company and the Board.

(g) Legal Expenses. Within ten calendar days following presentation by the Executive of documentation of legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement, the Company shall pay to the Executive an amount up to $5,000 for such legal fees and expenses.

3. Termination. The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the following circumstances: (a) upon the death of the Executive; (b) upon the permanent disability of the Executive if such disability renders the Executive incapable of performing her duties; (c) with or without Cause, upon 30 days' prior written notice by the Company to the Executive; (d) upon 30 days' prior written notice by the Executive to the Company; or (e) upon the last day of the Agreement Term.

4. Rights Upon Termination. Upon the termination of the Executive's employment, the Company shall provide to the Executive the following:

(a) The Company will pay the Executive her Accrued Obligations promptly following such termination. For this purpose, "*Accrued Obligations*" means (i) the portion of the Executive's salary as has accrued prior to any termination of her employment with the Company and has not yet been paid, (ii) an amount equal to the value of any accrued unused vacation days, and (iii) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 2(d) hereof.

(b) If the Company terminates the Executive without Cause, then the Executive shall receive the following benefits in addition to the Accrued Obligations:

(i) (A) if the termination occurs within the first six months following the Effective Date, the Company shall pay to the Executive the amount of her Base Salary that would have otherwise been paid through the six-month anniversary date but for the earlier termination pursuant to this Section 4(b), or (B) if the termination occurs at any time following the six-month anniversary of the Effective Date, the Company shall pay to the Executive the amount of her Base Salary that would have otherwise been paid through January 31, 2015 but for the earlier termination pursuant to this Section 4(b), in the case of both clause (A) and (B), less applicable withholdings and deductions, paid in accordance with the Company's usual payroll practices;

(ii) the Company shall pay to the Executive any bonus earned, if any, pursuant to Section 2(b);

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(iii) vesting shall accelerate for any unvested portion of the Option as set forth in Section 2(c)(iii); and

(iv) if the Executive is participating in the Company's employee group health insurance plans on the date of termination, and the Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, then (A) if the termination occurs within the first six months following the Effective Date, the Company shall pay that portion of Executive's COBRA premiums that the Company was paying prior to the date of termination until the six-month anniversary of the Effective Date or (B) if the termination occurs at any time following the six-month anniversary of the Effective Date, the Company shall pay that portion of Executive's COBRA premiums that the Company was paying prior to the date of termination through January 31, 2015.

(c) If the Company terminates the Executive under Section 3(c) with Cause, then (i) the Company shall pay to the Executive her Accrued Obligations promptly following such termination, (ii) the Option shall immediately be terminated and forfeit and (iii) the Company shall have fulfilled its payment and benefit obligations to the Executive under this Agreement. For purposes of this Agreement, "Cause" means the occurrence of one or more of the following: (1) the Executive's willful and continued failure to substantially perform her obligations under this Agreement, which failure continues for a period of at least 30 days after written demand for substantial performance has been delivered by the Company to the Executive which specifically identifies the manner in which the Executive has failed to perform; (2) the Executive's willful conduct which constitutes misconduct and is materially and demonstrably injurious to the Company, as determined in good faith by a vote of at least two-thirds of the non-Executive directors of the Board at a meeting of the Board at which the Executive is provided an opportunity to be heard; (3) the Executive being convicted of, or pleading nolo contendere to a felony; or (4) the Executive being convicted of, or pleading nolo contendere to a misdemeanor based in dishonesty or fraud.

(d) If the Executive terminates her employment for any reason under Section 3(d), then (i) the Company shall pay to the Executive her Accrued Obligations, less applicable withholdings and deductions; and (ii) vesting of the Option shall cease as of the date of such termination and any remaining unvested portion shall be forfeit.

(e) The Executive and any of her dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended) at the Executive's own cost to the extent permitted by applicable law and subject to Section 4(b).

(f) The Company shall provide any other payments or benefits to be provided to the Executive by the Company or a subsidiary pursuant to any employee benefit plans or arrangements established or adopted by the Company or a subsidiary (including, without limitation, any rights to indemnification from the Company or from a third-party insurer for directors and officers liability coverage) under Section 2(f) or otherwise with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive's employment by

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the Company or the Executive's service as an officer), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

5. Proprietary Information.

(a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "*Proprietary Information*") is and shall be the exclusive property of the Company. Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company with authorization to access the information or use the same for any purposes (other than in the performance of her duties as an employee of the Company) without approval by an officer of the Company, during or after her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive or such disclosure is required by law.

(b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Executive or others, which shall come into her custody or possession, shall be the exclusive property of the Company and will be used by the Executive only in the performance of her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of her employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property. Notwithstanding the foregoing provisions of this Section 5(b), the parties agree that, if the Executive continues to serve on the Board following the Agreement Term, the Executive may retain all Company property relating to the Executive's service on the Board.

(c) The Executive agrees that her obligation not to disclose or to use information and materials of the types set forth in Sections 5(a) and 5(b), and her obligation to return materials and tangible property, set forth in Section 5(b), also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

6. Inventions.

(a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by her, or under her direction, or jointly with others, during her employment by the Company,

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whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "*Inventions*").

(b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of her right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications. However, this Section 6(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Executive outside of normal working hours, outside the Company's premises and do not involve use of the Company's tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 6(b) shall be interpreted to not apply to any invention which a court rules or the Company agrees to fall within such classes.

(c) The Executive agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Executive further agrees that if the Company is unable to secure the signature of the Executive on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7. Remedies. The Executive agrees and acknowledges that her breach of Section 5 or 6 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company. Accordingly, the Executive agrees that, with respect to a breach of such Sections, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

8. Survival. The Executive agrees that her obligations under Sections 5 and 6 of this Agreement shall survive the termination of her employment or the Agreement Term, regardless of the reason for such termination.

9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

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10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Rhode Island.

11. Successors and Assigns. This Agreement shall be enforceable by the Executive and her heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

12. Entire Agreement. This Agreement, with the Indemnification Agreement, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[*Remainder of page intentionally left blank.*]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Company

Summer Infant, Inc.

By: Paul Francese
Name: Paul Francese
Title: Chief Financial Officer

Executive

Carol E. Bramson

Signature page – Employment Agreement

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EXHIBIT I TO BE FILED UNDER SEAL Case 1:15-cv-00218 Document 1-9 Filed 05/27/15 Page 1 of 1 PageID #: 101

EXHIBIT J TO BE FILED UNDER SEAL Case 1:15-cv-00218 Document 1-10 Filed 05/27/15 Page 1 of 1 PageID #: 102